UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — September 19, 2006
CentraCore Properties Trust

(Exact name of Registrant as specified in its declaration of trust)

Maryland	1-14031	65-0823232

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418
(Address and zip code of principal executive offices)
(561) 630-6336
(Registrant’s telephone number, including area code)
(Former name, former address and former fiscal
year if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On Tuesday, September 19, 2006, CentraCore Properties Trust (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The GEO Group, Inc. (“Parent”) and GEO Acquisition II, Inc., a wholly owned subsidiary of Parent (“MergerCo,” and together with Parent, the “Acquirors”), pursuant to which the Company will be merged with and into MergerCo (the “Merger”).
The Merger Agreement provides that, through the effective time of the Merger, the Company may continue to declare and pay regular quarterly dividends of $0.46 per share on the Company’s common stock. At the effective time of the Merger each share of the Company’s common stock issued and outstanding will be converted into the right to receive $32.00 in cash, plus a pro-rated dividend for all quarters or partial quarters for which the dividend has not yet been paid (the “Merger Consideration”). Also at the effective time of the Merger, each outstanding option to purchase shares of Company common stock will be canceled in exchange for the right to receive the excess of the Merger Consideration over the exercise price of the option.
The Merger and the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s Board of Trustees. The consummation of the Merger is conditioned upon customary closing conditions, including the approval of holders of the Company’s common stock, but contains no financing contingencies. While the Merger Agreement restricts the Company’s ability to solicit other proposals, the agreement permits the Company to consider unsolicited proposals under certain circumstances. The Merger Agreement contains certain termination rights for both the Acquirors and the Company and provides that upon termination of the Merger Agreement under certain circumstances, the Company or Parent may be required to pay the other a break-up fee of $9 million.
The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto, and by this reference made a part hereof. A copy of the Company’s press release, dated September 20, 2006, relating to the Merger Agreement is also attached hereto as Exhibit 99.1.
Cautionary Statements
The Merger Agreement has been attached to this Current Report on Form 8-K as an exhibit to provide investors with information regarding its terms. Except for their status as contractual documents that establish and govern the legal relations among the parties with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.
The representations, warranties and covenants made by the parties in the Merger Agreement are qualified, including by information in the schedules referenced in the Merger Agreement that the Company delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information.
Additional Information about the Merger and Where to Find It
In connection with the proposed merger of the Company, the Company intends to file relevant materials with the Securities and Exchange Commission, including a proxy statement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ACQUIRORS AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting CentraCore Properties Trust Investor Relations at (561) 630-6336 or accessing the Company’s investor relations website at www.CentraCorePropertiesTrust.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

The Company and its executive officers and trustees may be deemed to be participating in the solicitation of proxies from the security holders of the Company in connection with the Merger. Information about the executive officers and trustees of the Company and the number of the Company’s common shares beneficially owned by these persons is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 4, 2006. Investors and security holders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and trustees in the Merger by reading the proxy statement regarding the Merger when it becomes available.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated September 19, 2006, by and among The GEO Group, Inc., GEO Acquisition II, Inc. and CentraCore Properties Trust.
99.1	Press Release dated September 20, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRACORE PROPERTIES TRUST
September 20, 2006	By:	/s/ David J. Obernesser
David J. Obernesser
Senior Vice President and Chief Financial Officer

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